Exhibit 10.10

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                           MAVERICK OIL AND GAS, INC.
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                                                              July 27, 2004




Mr. Michael Garland
22 Park Crescent
London W1B 1PE
United Kingdom

         RE: Offer of Employment

Dear Mr. Garland:

         Maverick Oil and Gas, Inc. (the "Company") is pleased to extend to you an offer of employment with the Company. You will be employed as our President and in that regard, will be assigned such duties and responsibilities as are consistent with such position and as may be assigned to you by the Board of Directors of the Company, from time to time. It is expected that your starting date of employment will be as of the date of this Agreement.

         1. Compensation.

         As President, you would be employed at a base salary of $10,000 USD per month, subject, of course to applicable tax withholdings and otherwise in accordance with payroll practices adopted by the company from time to time. In addition to your base salary, the Company has agreed to pay you a bonus of $10,000 USD during November, 2004 (assuming you have not separated from the service of the Company at that time), and the Company is prepared to offer you additional incentive compensation in the form of participation in the Company's stock option program in the following manner:

                  a. Stock Option Program. You will be granted 3 year options to purchase 300,000 shares of the Company's Common Stock upon commencement of employment (the "Options") at an exercise price of $1.50 USD per share.

                  b. Benefits. As an employee of the Company, you will also be eligible to participate in the corporate benefits offered by the Company to its employees, in general. You will be entitled to receive 2 weeks of paid vacation in each calendar year, to be taken at times which do not unreasonably interfere with the performance of your duties thereunder. Vacations of more than 7 consecutive days should not be scheduled during any three month period without the prior written consent of the Board of Directors. You will also be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expense, upon submission of the appropriate documentation.

         2. Employee-at-Will. This offer does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on "cause". Your employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company. No manager or representative of the Company, other than an authorized senior executive officer h s the authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by an authorized senior executive officer.

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                                22 PARK CRESCENT
                                 LONDON W1B 1PE
                                 UNITED KINGDOM
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

Michael Garland
July 27, 2004
Page 2

         3. Full-Time Position. You agree that your employment hereunder will generally be on a full-time basis, excluding non-competitive ventures that do not adversely interfere with your with your duties to the Company or materially, impede your full time duties hereunder, and you further agree during working hours to generally devote your time, energy, knowledge, skill and ability exclusively to the operation, transactions, and development of the Company's interests unless otherwise in writing agreed. You will conscientiously and diligently perform all required acts and duties to the best of y our ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you. You will have the right to devote a reasonable amount of time to (1) industry, community or charitable organizations, (2) the management of personal investments, and (3) service on the Boards of Directors of other organizations, as long as such service does not create a conflict of interest with your services to the Company.

         4. Termination Without Cause. Notwithstanding, anything in this Offer of employment to the contrary, in the event you are terminated by the Company without "Cause" (as hereafter defined), you will be entitled, at the discretion of the Company, to either: (i) ninety (90) days notice of such date of termination (the "Notice Period") with your salary and benefits to remain fixed at then current levels during such Notice Period, or (ii) a severance package upon your termination equal to the continuation of your present salary and benefits for a period of ninety (90) days from the date of termination. For the purposes hereof, you would be considered terminated for "Cause" if your employment is terminated by the Company as a result of: (i) any violation of a law, rule or regulation other than minor traffic violations; (ii) fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Company or relating to the employee's employment; (iii) misconduct by the employee which would cause the Company to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination or any violation of written policy of the Company or any other prohibited discrimination or any violation of written policy of the Company or any successor entity adopted in respect to such law; (iv) failure to follow Company work rules, directives, or written policy statements; (v) any breach by you of the terms of this Offer of Employment; or (vi) any violation of a confidentiality or non-competition agreement or patent assignment agreement or any agreement relating to the Company's protection of intellectual property rights.

         5. No Prior Agreement. In order to induce the Company to offer you this position of employment, you are hereby confirming for us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise effect your ability to perform your obligations hereunder. You further represent and warrant that your employment that your employment by the Company would not under any circumstances required you to disclose or use any Confidential Information belonging to third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties.

Michael Garland
July 27, 2004
Page 3


         If you agree to accept the terms of this offer of employment, would you kindly sign on the line provided below.

         We appreciate you have decided to be part of the Maverick team and look forward to your continued success.

                                   Sincerely,

                                   MAVERICK OIL AND GAS, INC.


                                   By:   /s/ Cecile T. Coady
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                                        Cecile T. Coady, Resigning President



Acknowledged and Accepted
This 27th day of July, 2004


/s/ Michael Garland
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Michael Garland